UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2014

MOOG INC.
(Exact name of registrant as specified in its charter)

New York	1-5129	16-0757636
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

East Aurora, New York	14052-0018
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (716) 652-2000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 21, 2014, Moog Inc. (the “Company”) completed a private placement (the “Offering”) of $300 million in aggregate principal amount of its 5.25% senior notes due 2022 (the “Notes”).  The Notes were issued pursuant to an indenture, dated as of November 21, 2014 (the “Indenture”), among the Company, certain of its subsidiaries and MUFG Union Bank, N.A., as trustee (the “Trustee”). Those subsidiaries that are a party to the Indenture are also serving as guarantors of the Notes.

The Indenture and Notes contain covenants that limit the Company’s and certain of its subsidiary’s ability to, among other things, incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, restricts the ability of certain subsidiaries to pay dividends or make certain other payments, sell assets, including capital stock of certain subsidiaries, enter into sale and leaseback transactions, merge or consolidate with other entities, and enter into transactions with affiliates The terms of the Notes also require the Company to make an offer to repurchase Notes upon the occurrence of a change of control (as defined in the Indenture) at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any.

The foregoing description of the material terms of the Indenture is qualified in its entirety by reference to the Indenture, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03 Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 pertaining to the Notes are hereby incorporated by reference herein.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture dated November 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOOG INC.

Dated:	November 21, 2014	By:	/s/ Jennifer Walter
		Name:	Jennifer Walter
Controller

EXHIBIT INDEX

Exhibit	Description

4.1	Indenture dated November 21, 2014